Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	:
	:	Chapter 11
:
Beacon Power Corporation, et al.,(1)	:	Case No. 11-13450 (KJC)
	:	Jointly Administered
:
Debtors.	:	Re: Docket Nos. 176

ORDER (A) AUTHORIZING ENTRY INTO AND PERFORMANCE UNDER THE
ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS,

(B) AUTHORIZING AND APPROVING THE SALE OF INCLUDED

ASSETS FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES

AND OTHER INTERESTS, (C) APPROVING THE ASSUMPTION AND

ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND RELATED

PROCEDURES, AND (D) GRANTING RELATED RELIEF

This matter is before the Court in conjunction with the above-captioned Debtors’ Supplemental Disclosure and Final Request for an Order pursuant to sections 105, 363 and 365 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, 6006, 9007 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”): (i) authorizing the form of, entry into and performance under the asset purchase agreement (as such agreement may have been or may be amended and collectively with all related agreements, documents or instruments, the “Final APA”), attached hereto as Exhibit A, by and among the Debtors and RC Beacon Acquisition, LLC and Spindle Grid Regulation, LLC (collectively, the “Purchasers” and each, individually, a “Purchaser”), (ii) authorizing and approving the sale of

(1)           The debtors and debtors-in-possession in this chapter 11 case are Beacon Power Corporation (“Beacon”), Stephentown Holding LLC (“Holding”) and Stephentown Regulation Services LLC (“SRS,” each a “Debtor” and collectively, the “Debtors”).  The Debtors’ respective taxpayer identification numbers are as follows: Beacon (2365); Holding (4923); SRS (5016).  The Debtors’ headquarters is located at 65 Middlesex Road, Tyngsboro, MA 01879.

Included Assets as set forth in the Final APA free and clear of liens, claims, encumbrances and other interests, (iii) approving the assumption and assignment of certain executory contracts and related procedures and (iv) granting related relief (the “Sale Motion”),(2) which was submitted pursuant to and in connection with the Debtors’ Motion for Entry of an Order: (I) Approving Bidding Procedures In Connection With the Proposed Sale(s) of Certain or Substantially All of the Debtors’ Assets; (II) Establishing Certain Related Deadlines; and (III) Granting Related Relief [D.I. 91] (the “Bid Procedures Motion”); and this Court having previously entered the Order (I) Approving Bidding Procedures; (II) Establishing Certain Related Deadlines; and (III) Granting Related Relief on December 27, 2011 [Docket No. 176] (the “Bid Procedures Order”); and an auction conducted in accordance with the Bid Procedures Order (the “Auction”) having been held on February 3, 2012; and Purchasers having submitted the highest and best offer at the Auction; and notice of the Bidding Procedures, the Final APA, all transactions contemplated thereunder (the “Sale Transactions”) and notice of the Sale Motion, the Sale Transactions, the time and place of the Auction, the time and place of the Sale Hearing (defined below), and this Order having been duly given; the disclosures made by the Debtors concerning the Sale Motion, Auction, Final APA, and the Sale Transactions were good, complete and adequate; and all interested parties having been afforded an opportunity to be heard with respect to the Sale Motion and all relief related thereto; and the Court having reviewed and considered (i) the Sale Motion and all relief related thereto, (ii) the objections thereto and (iii) the Court having heard statements of counsel and the evidence presented in support of the relief requested by the Debtors in the Sale Motion at a hearing before the Court on February 7, 2012 (the “Sale

(2)           Unless otherwise stated, all capitalized terms not defined herein shall have the same meaning as set forth in the Final APA, the Bid Procedures Motion or the Sale Motion as applicable; to the extent of any inconsistency with respect to the defined terms, the Final APA shall govern.

Hearing”); and it appearing that the Court has jurisdiction over this matter; and it further appearing that the legal and factual bases set forth in the Bid Procedures Motion, Sale Motion and at the Sale Hearing establish just cause for the relief granted herein; and after due deliberation thereon, and good and sufficient cause appearing therefor, IT IS HEREBY FOUND AND DETERMINED THAT:(3)

Jurisdiction, Final Order and Statutory Predicates

A.            This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. §§ 157(b)(l) and 1334(a).  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O).  Venue is proper in this District and in the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.            The statutory predicates for the relief requested in the Sale Motion are sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002(a)(2), 6004, 6006, 9007 and 9014.

C.            This order constitutes a final order within the meaning of 28 U.S.C. § 158(a).  Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Order, waives any stay and expressly directs entry of judgment as set forth herein.

(3)           The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  All findings of fact and conclusions of law announced by the Court at the Sale Hearing in relation to the Sale Motion are hereby incorporated herein to the extent not inconsistent herewith.  To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

Good Faith of the Purchasers

D.            The Final APA was negotiated, proposed and entered into by the Debtors and the Purchasers without collusion, in good faith and from arms’-length bargaining positions.  No Purchaser is an “insider” of the Debtors, as that term is defined in section 101(31) of the Bankruptcy Code.

E.             None of the Debtors or the Purchasers have engaged in any conduct that would cause or permit the Final APA to be avoided under section 363(n) of the Bankruptcy Code.  Specifically, no Purchaser has acted in a collusive manner with any person and the Purchase Price was not controlled by any agreement among the bidders.

F.             Each Purchaser is purchasing the Included Assets in good faith and is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to all of the protections afforded by that provision, and otherwise has proceeded in good faith in all respects in connection with this proceeding in that, inter alia: (a) except as set forth in the Bid Procedures Order, the Purchasers recognized that the Debtors were free to deal with any other party interested in acquiring the Included Assets; (b) the Purchasers complied with the provisions in the Bid Procedures Order; (c) the Purchasers agreed to subject their bid to the competitive bidding procedures set forth in the Bid Procedures Order; (d) the Purchasers in no way induced or caused the chapter 11 filings by the Debtors; (e) all payments to be made by the Purchasers in connection with the Sale Transactions have been disclosed; and (f) no common identity of directors or controlling stockholders exists between any of the Purchasers and any of the Debtors.

Highest and Best Offer

G.            The Debtors conducted the Auction in accordance with, and have otherwise complied in all respects with, the Bid Procedures Order.  The Auction process set forth in the Bid Procedures Order afforded a full, fair and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Included Assets.  The Auction was duly noticed and conducted in a non-collusive, fair and good faith manner, and a reasonable opportunity has been given to any interested party to make a higher and better offer for the Included Assets.

H.            The Included Assets were adequately marketed by the Debtors, and the consideration provided by the Purchasers under the Final APA constitutes the highest and best offer and provides fair and reasonable consideration to the Debtors for the sale of the Included Assets.

I.              Approval of the Sale Motion and the Final APA and the consummation of the Sale Transactions contemplated thereby are in the best interests of the Debtors, their estates, their stakeholders and other parties in interest.  The Debtors have demonstrated good, sufficient and sound business reasons and justifications for entering into the Sale Transactions and the performance of their obligations under the Final APA.  The Debtors’ determination that the Final APA constitutes the highest and best offer for the Included Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

No Fraudulent Transfer

J.             The consideration provided by the Purchasers pursuant to the Final APA (i) is fair and reasonable, (ii) is the highest or best offer for the Included Assets and (iii) constitutes reasonably equivalent value (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code) and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia.  No other person or entity or group of entities has offered to purchase the Included Assets for greater economic value to the Debtors’

estates than the Purchasers.  Approval of the Sale Motion and the Final APA and the consummation of the transactions contemplated thereby is in the best interests of the Debtors, their estates, creditors and other parties in interest.

K.            No Purchaser is a mere continuation of any of the Debtors or their estates and there is no continuity of enterprise between any of the Purchasers and any of the Debtors.  No Purchaser is holding itself out to the public as a continuation of any of the Debtors.  No Purchaser is a successor to any of the Debtors or their estates and the Sale Transactions do not amount to a consolidation, merger or de facto merger of the Purchasers and the Debtors.

Validity of Transfer

L.             Each Debtor (i) has full corporate power and authority to execute and deliver the Final APA and all other documents contemplated thereby, (ii) has all corporate authority necessary to consummate the transactions contemplated by the Final APA and (iii) has taken all corporate action necessary to authorize and approve the Final APA and the consummation of the transactions contemplated thereby.  The Debtors’ sale of the Included Assets has been duly and validly authorized by all necessary corporate action.  No consents or approvals, other than those expressly provided for in the Final APA, are required for the Debtors to consummate the Sale Transactions and the Final APA and the transactions contemplated thereby.

M.           The Final APA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia.  None of the Debtors or the Purchasers is entering into the transactions contemplated by the Final APA fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims.

N.            The Included Assets constitute property of the Debtors’ estates and title thereto is presently vested in the Debtors’ estates within the meaning of Bankruptcy Code section 541(a).  The transfer of each of the Included Assets to the Purchasers will be, as of the Closing Date, a legal, valid and effective transfer of the Included Assets pursuant to section 363(f) of the Bankruptcy Code, which transfer vests or will vest the Purchasers with all right, title and interest of the Debtors to the Included Assets free and clear of (a) all liens and encumbrances relating to, accruing or arising any time prior to the Closing Date (collectively, “Liens”) and (b) all debts arising under, relating to, or in connection with any act of the Debtors or claims (as that term is defined in Section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options in favor of any party, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity or otherwise (including, without limitation, rights with respect to Claims and Liens (i) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase or repurchase right or option, or termination of, any of the Debtors’ or the Purchasers’ interests in the Included Assets, or any similar rights, or (ii) in respect of taxes, restrictions, rights of first refusal, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income or other exercise of any attributes of ownership) (collectively, as defined in this clause (b), “Claims”), relating to, accruing or arising any time prior to the Closing Date, with the exception of Permitted Liens and Assumed Liabilities.

Section 363(f) is Satisfied

O.            The conditions of section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtors may sell the Included Assets free and clear of any interest therein.

P.             The Purchasers would not have entered into the Final APA and would not consummate the transactions contemplated thereby if the sale of the Included Assets to the Purchasers and the assumption of any Assumed Liabilities by the Purchasers were not free and clear of all Liens and Claims, other than Permitted Liens and Assumed Liabilities.  Unless otherwise expressly included in Permitted Liens or Assumed Liabilities, the Purchasers shall not be responsible for any Liens or Claims, including (but not limited to) in respect of the following:  (1) any labor or employment agreements; (2) any mortgage, deed of trust or security interest; (3) intercompany loans and receivables between the Debtors, (4) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of any Debtor; (5) any other employee, worker’s compensation, occupational disease or unemployment or temporary disability related claim, including, without limitation, claims that might otherwise arise under or pursuant to (a) the Employee Retirement Income Security Act of 1974, as amended, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the National Labor Relations Act, (f) the Worker Adjustment and Retraining Act of 1988, (g) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (h) the Americans with Disabilities Act of 1990, (i) the Consolidated Omnibus Budget Reconciliation Act of 1985, (j) state discrimination laws, (k) state unemployment compensation laws or any other similar state laws, or (l) any other state or federal benefits or claims relating to any employment with any of the Debtors or any of their respective predecessors; (6) Claims or

Liens arising under any Environmental Law (as defined in the Final APA) with respect to the Business, Excluded Liabilities, Included Assets, Excluded Assets, or assets owned or operated by Debtors or any corporate predecessor at any time prior to the Closing Date; (7) any bulk sales or similar law; (8) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; and (9) any theories of successor liability.

Q.            The Debtors may sell the Included Assets free and clear of all Liens and Claims against the Debtors, their estates or any of the Included Assets (except the Assumed Liabilities and Permitted Liens) because, in each case, one or more of the standards set forth in section 363(f)(l)-(5) of the Bankruptcy Code has been satisfied.  Those holders of Liens or Claims against the Debtors, their estates or any of the Included Assets who did not object, or who withdrew their objections, to the Auction, Final APA, Sale Transactions or the Sale Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.  All other holders of Liens or Claims (except to the extent that such Liens or Claims are Assumed Liabilities or Permitted Liens) are adequately protected by having their Liens or Claims, if any, in each instance against the Debtors, their estates or any of the Included Assets, attach to the proceeds of the Sale Transactions ultimately attributable to the Included Assets in which such creditor alleges a Lien or Claims, in the same order of priority, with the same validity, force and effect that such Liens or Claims had prior to the Sale, subject to any claims and defenses the Debtors and their estates may possess with respect thereto, and as further subject to the Carve-Out as set forth in paragraph 10(c) of the Court’s Cash Collateral Order (as defined below).

Cure/Adequate Protection

R.            Subject to the Assumption and Assignment Procedures, the assumption and assignment of the Assumed Contracts pursuant to the terms of this Order is integral to the

Final APA and is in the best interests of the Debtors and their estates, creditors and all other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.  The Purchasers shall: (i) to the extent necessary, cure or provide adequate assurance of cure, of any default existing prior to the Closing Date with respect to the Assumed Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(A) and 365(f)(2)(A), and (ii) to the extent necessary, provide compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to Closing Date with respect to the Assumed Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(B) and 365(f)(2)(A).  The Purchasers’ promise to pay the Cure Amounts (as defined below) and to perform the obligations under the Assumed Contracts after the Closing Date shall constitute adequate assurance of future performance within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2)(B).

Compelling Circumstances for an Immediate Sale

S.             Good and sufficient reasons for approval of the Final APA and the Sale Transactions have been articulated.  The relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors and other parties in interest.  The Debtors have demonstrated both (i) good, sufficient and sound business purposes and justifications and (ii) compelling circumstances for the Sale Transactions other than in the ordinary course of business, pursuant to section 363(b) of the Bankruptcy Code before, and outside of, a plan of reorganization, in that, among other things, the immediate consummation of the Sale Transactions to the Purchasers is necessary and appropriate to maximize the value of the Debtors’ estates and the Sale Transactions will provide the means for the Debtors to maximize distributions to creditors.

T.            To maximize the value of the Included Assets and preserve the viability of the business to which the Included Assets relate, it is essential that the Sale Transactions for the Included Assets occur within the time constraints set forth in the Final APA.  Time is of the essence in consummating the Sale Transactions.

U.            Given all of the circumstances of these chapter 11 cases and the adequacy and fair value of the Purchase Price under the Final APA, the proposed sale of the Included Assets to the Purchasers constitutes a reasonable and sound exercise of the Debtors’ business judgment and should be approved.

V.            The consummation of the Sale Transactions and the assumption and assignment of the Assumed Contracts is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m) and 365, and all of the applicable requirements of such sections have been complied with in respect of the Sale Transactions.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

1.             The relief requested in the Sale Motion is granted and approved as set forth in this Order and on the record of the Sale Hearing, which is incorporated herein as if set forth fully in this Order, and the Sale Transactions contemplated thereby are approved.

2.             All objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived or settled as announced to the Court at the Sale Hearing or by stipulation filed with the Court, and all reservations of rights included therein, are hereby denied and overruled with prejudice.

Approval of the Final APA

3.             The Final APA and any ancillary or related documents, instruments or agreements (including, without limitation, any related escrow agreements), as well as any exhibits, schedules and addenda to any of the foregoing, and the terms and conditions of any of the foregoing, are hereby approved in all respects and are effective without any need for further or additional approval.  The failure to specifically include any particular provision of the Final APA, or reference any ancillary or related documents, instruments or agreements, or any exhibits, schedules or addenda to any of the foregoing in this Order shall not diminish or impair the effectiveness of such provision or ancillary or related document, instrument or agreement, it being the intent of the Court that the Final APA be authorized and approved in its entirety.

4.             The Final APA and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto and in accordance with the terms thereof, without further approval or order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates.

5.             Pursuant to sections 363(b) and (f) of the Bankruptcy Code, the Debtors are authorized and empowered to take any and all actions necessary or appropriate to (i) consummate the sale of the Included Assets to the Purchasers pursuant to and in accordance with the terms and conditions of the Final APA, (ii) close the Sale Transactions as contemplated in the Final APA and this Order, and (iii) execute and deliver, perform under, consummate, implement and close fully the Final APA, including the assumption and assignment to the Purchasers of the Assumed Contracts in accordance with the Assumption and Assignment Procedures, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Final APA and the Sale Transactions.  The Purchasers

shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of their remedies under the Final APA or any other document related to the Sale Transactions.  The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the preceding sentence and the other provisions of this Order.

6.             This Order shall be binding in all respects upon the Debtors, their estates, all creditors of, and holders of equity interests in, any Debtor, any holders of Liens, Claims or other interests in, against or on all or any portion of the Included Assets (whether known or unknown), the Purchasers and all successors and assigns of the Purchasers, the Included Assets and any trustees, if any, subsequently appointed in any of the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Debtors’ cases.  This Order and the Final APA shall inure to the benefit of the Debtors, their estates and creditors, the Purchasers and the respective successors and assigns of each of the foregoing.

Transfer of the Included Assets

7.             Pursuant to sections 105(a), 363(b) and 363(f) of the Bankruptcy Code, the Debtors are authorized to transfer the Included Assets to the Purchasers on the Closing Date and such transfer shall constitute a legal, valid, binding and effective transfer of such Included Assets and shall vest Purchasers with title to the Included Assets and, upon the Debtors’ receipt of the Purchase Price, other than Permitted Liens and Assumed Liabilities, shall be free and clear of all Liens, Claims and other interests of any kind or nature whatsoever, including but not limited to, successor or successor-in-interest liability and Claims in respect of the Excluded Liabilities, with all such Liens, Claims or other interests to attach to the proceeds ultimately attributable to the property against or in which such Liens, Claims or interests are asserted, subject to the terms thereof, with the same validity, force and effect, and in the same order of priority, which such Liens, Claims or interests now have against the Included Assets, subject to any rights, claims and defenses the Debtors or their estates, as applicable, may possess with respect thereto.  Upon the Closing, the Purchasers shall take title to and possession of the Included Assets subject only to the Permitted Liens and Assumed Liabilities.

8.             All persons and entities that are in possession of some or all of the Included Assets on the Closing Date are directed to surrender possession of such Included Assets to the Purchasers or their assignee at the Closing.  On the Closing Date, each of the Debtors’ creditors is authorized and directed to execute such documents and take all other actions as may be reasonably necessary to release its Liens, Claims or other interests in the Included Assets, if any, as such Liens, Claims or interests may have been recorded or may otherwise exist.

9.             To the maximum extent permitted under applicable law, the Purchasers shall be authorized, as of the Closing, to operate under any grant, license, permit, registration and governmental authorization or approval of the Debtors with respect to the Included Assets, and all such grants, licenses, permits, registrations and governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to Purchasers as of the Closing.

10.           To the extent provided by Bankruptcy Code Section 525, no governmental unit may revoke or suspend any grant, license, permit, registration and governmental authorization or approval relating to the operation of the Included Assets sold, transferred, assigned or conveyed to Purchasers on account of the filing or pendency of these chapter 11 cases or the consummation of the Sale Transactions.

11.           The Debtors are hereby authorized to take any and all actions necessary to consummate the Final APA, including any actions that otherwise would require further approval without the need for obtaining such approvals except as specifically set forth in the Final APA.

12.           On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Debtors’ interests in the Included Assets.  Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Final APA and this Order.

13.           If any person or entity which has filed statements or other documents or agreements evidencing Liens on, or interests in, all or any portion of the Included Assets (other than statements or documents with respect to Permitted Liens) shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens or interests which the person or entity has or may assert with respect to all or any portion of the Included Assets, the Debtors are hereby authorized and directed, and the Purchasers are hereby authorized, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Included Assets.

14.           This Order is and shall be effective, without further action required by any party, as a determination that, on the Closing Date, all Liens, Claims or other interest of any kind or nature whatsoever existing as to the Included Assets prior to the Closing Date, other than Permitted Liens and Assumed Liabilities, shall have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected.  This Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Final APA.

15.           Upon the Closing, a certified copy of this Order may be filed with the appropriate clerk and/or recorded with the recorder to reflect the cancellation or release of any Liens and other encumbrances of record except those assumed as Assumed Liabilities or Permitted Liens.

16.           Because the Sale Transactions are authorized pursuant to this Order of the United States Bankruptcy Court for the District of Delaware in contemplation of a plan of reorganization of the Debtors, the Sale Transactions are exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. §1146(a).

Assumption and Assignment of Contracts and Grants

17.           The Assumption and Assignment Procedures are hereby approved.

A.           On February 6, 2012, the Debtors filed a list of all contracts subject to potential assumption and assignment (the “Initial Designation List”) along with associated cure amounts for each such contract (the “Cure Amount”).

B.             The Purchasers shall have 3 days from the entry of this Order to add or remove Designated Contracts from the Initial Designation List.  The deadline for adding or removing Designated Contracts shall be 3:00 p.m. (EST) on the

3rd day from entry of this Order (the “Designation Period”).

C.             On the final day, and after the expiration, of the Designation Period, the Debtors shall file and serve via overnight delivery to all affected contract counter-parties the final list of Designated Contracts (the “Final Designation List”). The contracts on the Final Designation List shall be referred to as the “Assumed Contracts.”

D.            Any objections to the assumption and assignment of an Assumed Contract, including, but not limited to, objections relating to adequate assurance of future performance or to the proposed cure amount set forth in the Final Designation List (the “Assumption Objection”), must be filed with the Bankruptcy Court and served on or before 4:00 p.m. February 15, 2012 (“Assumption Objection Deadline”) on (i) the Debtors, Attn: William Capp, 65 Middlesex Road Tyngsboro, Massachusetts 01879; (ii) counsel to the Debtors, Brown Rudnick LLP, Attn: William R. Baldiga and Sunni P. Beville, One Financial Center, Boston, Massachusetts 02111; (iii) the Purchasers, c/o Rockland Capital, LLC, Attn: Scott Harlan and Cameron Baynard, 24 Waterway, Suite 800, The Woodlands, TX 77380; and (iv) counsel to the Purchasers, Bracewell & Giuliani LLP, Attn: Jonathan Gill, Esq. and Anna Rozin, Esq., 1251 Avenue of the Americas, 48th Floor, New York, NY 10020.

E.              Any counterparty to an Assumed Contract failing to file an Assignment Objection by the Assignment Objection Deadline (the “Consenting Counterparty”) shall be forever barred from (1) objecting to the Cure Amount set forth on the Final Designation List with respect to its Assumed Contract; (2) seeking additional amounts arising under its Assumed Contract prior to the Closing from the Debtors, the Purchasers; and (3) objecting to the assumption and assignment of its Assumed Contract to the Purchasers.  All Consenting Counterparty Assumed Contracts shall be deemed assumed and assigned effective at the Closing pursuant to the provisions of this Sale Order.

F.              The Bankruptcy Court shall hear and resolve Assignment Objections not previously consensually resolved at the omnibus hearing set for February 22, 2012 at 1:00 p.m. unless otherwise agreed by the parties.

G.             Except as may otherwise be agreed to by all parties to an Assumed Contract, the cure of any defaults under Assumed Contracts necessary to permit assumption and assignment thereof in accordance with section 365 of the Bankruptcy Code shall be by (1) payment of the undisputed Cure Amount, and/ or (2) establishment of a reserve with respect to any disputed Cure Amount.

H.            Notwithstanding anything contained in the Final APA or in this Order, the Bring-Down Date shall be the date of the omnibus hearing, currently scheduled for February 22, 2012 and as may be adjourned or rescheduled, (the “Omnibus Hearing”) or such earlier date as the Parties agree in writing.

18.           Subject to the foregoing Assumption and Assignment Procedures, Debtors are hereby authorized and directed in accordance with sections 105(a) and 365 of the Bankruptcy Code to (a) assume and assign to the Purchasers, effective upon the Closing of the Sale Transactions, the Assumed Contracts free and clear of all Liens, Claims and other interests of any kind or nature whatsoever (other than the Permitted Liens and Assumed Liabilities), and (b) execute, modify and/or deliver to the Purchasers such documents or other instruments as the Purchasers deems may be necessary to assign and transfer the Assumed Contracts, Permitted Liens and Assumed Liabilities to the Purchasers.

19.           Subject to the foregoing Assumption and Assignment Procedures: (a) each Assumed Contract is an executory contract under section 365 of the Bankruptcy Code; (b) the Debtors may assume each of the Assumed Contracts in accordance with section 365 of the Bankruptcy Code; (c) the Debtors may assign each Assumed Contract in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any Assumed Contract that prohibit or condition the assignment of such Assumed Contract or allow the party to such Assumed Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Assumed Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; (d) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Purchasers of each Assumed Contract have been satisfied; (e) the Assumed Contracts shall be transferred and assigned to, and following the closing of the Sale remain in full force and effect for the benefit of, the Purchasers, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assumed Contracts after such assignment to and assumption by Purchasers; and (f) upon Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchasers shall be fully and irrevocably vested in all right, title and interest of each Assumed Contract.

20.           All defaults or other obligations of the Debtors under the Assumed Contracts arising or accruing prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Purchasers at the Closing or as soon thereafter as practicable by payment of the Cure Amounts (as defined below).  To the extent that any counterparty to an Assumed Contract did not object to its Cure Amount by the Assumption Objection Deadline such counterparty is deemed to have consented to such Cure Amount and the assignment of its respective Assumed Contract to the Purchasers..

21.           Subject to the foregoing Assumption and Assignment Procedures, upon the Debtors’ assignment of the Assumed Contracts to the Purchasers under the provisions of this Order and any additional orders of this Court and the Purchasers’ payment of any Cure Amounts pursuant to Paragraph 21 hereof, no default shall exist under any Assumed Contract, and no counterparty to any Assumed Contract shall be permitted (a) to declare a default by any of the Purchasers under such Assumed Contract or (b) otherwise take action against any of the Purchasers as a result of any Debtor’s financial condition, bankruptcy or failure to perform any of its obligations under the relevant Assumed Contract.  Each non-Debtor party to an Assumed Contract hereby is also forever barred, estopped and permanently enjoined from (i) asserting against the Debtors or the Purchasers, or the property of any of them, any default or Claim arising out of any indemnity obligation or warranties for acts or occurrences arising prior to or existing as of the Closing, including those constituting Excluded Liabilities, or, against the Purchasers, any counterclaim, defense, setoff or any other Claim asserted or assertable against the Debtors; and (ii) imposing or charging against the Purchasers or their Affiliates any rent accelerations, assignment fees, increases or any other fees as a result of the Debtors’ assumption and assignments to the Purchasers of the Assumed Contracts. The validity of such assumption and assignment of the Assumed Contracts shall not be affected by any dispute between the Debtors and any non-Debtor party to an Assumed Contract relating to such contract’s respective Cure Amount.

22.           Except as provided in the Final APA or this Order, after the Closing, the Debtors and their estates shall have no further liabilities or obligations with respect to any Assumed Liabilities and all holders of such Claims are forever barred and estopped from asserting such Claims against the Debtors, their successors or assigns, their property or their assets or estates.

23.           The failure of the Debtors or the Purchasers to enforce at any time one or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Purchasers’ rights to enforce every term and condition of the Assumed Contracts.

Prohibition of Actions Against the Purchasers

24.           Except for the Assumed Liabilities, or as otherwise expressly provided for in this Order or the Final APA, the Purchasers shall not have any liability or other obligation of the Debtors arising under or related to any of the Included Assets.  Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the Final APA, the Purchasers shall not be liable for any Claims against the Debtors or any of their predecessors or affiliates, and the Purchasers shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, mere continuation, or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, intercompany loans and receivables between the Debtors, Environmental Liabilities, and any taxes arising, accruing or payable under, out of, in connection with or in any way relating to the operation of any of the Included Assets prior to the Closing.

25.           Except with respect to Permitted Liens and Assumed Liabilities or as otherwise provided in Paragraphs 29(d) and 40 hereof, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants and other creditors, holding Liens, Claims or other interests of any kind or nature whatsoever against or in all or any portion of the Included Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in connection with, or in any way relating to the Debtors, the Included Assets, the operation of the Debtors’ Businesses prior to the Closing Date or the transfer of the Included Assets to the Purchasers, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchasers, their Affiliates, their successors or assigns, their property or the Included Assets, such persons’ or entities’ Liens, Claims or interests in and to the Included Assets, including, without limitation, the following actions:  (i) commencing or continuing in any manner any action or other proceeding against the Purchasers, their Affiliates, their successors, assets or properties; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Purchasers, their Affiliates, their successors, assets or properties; (iii) creating, perfecting, or enforcing any Lien or other Claim against any of the Purchasers, their Affiliates, their successors, assets, or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Purchasers, their Affiliates or their successors; (v) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof; or (vi) revoking, terminating or failing or refusing to transfer or renew any grant, license, permit or authorization to operate any of the Included Assets or conduct any of the businesses operated with the Included Assets.  On the Closing Date, each creditor is authorized to execute or modify such documents and take all other actions as may be necessary to release Liens, Claims and other interests in or on the Included Assets (except Permitted Liens and Assumed Liabilities), if any, as provided for herein, as such Liens may have been recorded or may otherwise exist.

26.           All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Included Assets to the Purchasers in accordance with the terms of the Final APA and this Order.

27.           The Purchasers have given substantial consideration under the Final APA for the benefit of the Debtors, their estates and creditors.  The consideration given by the Purchasers shall constitute valid and valuable consideration for the releases of any potential Claims and Liens pursuant to this Order, which releases shall be deemed to have been given in favor of the Purchasers by all holders of Liens against or interests in, or Claims against any of the Debtors or any of the Included Assets, other than holders of Liens or Claims relating to the Assumed Liabilities.  The consideration provided by the Purchasers for the Included Assets under the Final APA is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

Treatment of Secured Claims

28.           In connection with the Promissory Note between Massachusetts Development Finance Agency (the “MDFA”) as Lender and Beacon as Borrower, MDFA has a claim against Beacon secured by, among other things, certain of Beacon’s equipment in an amount no less than $3,291,026.59 (the “MDFA Secured Claim”).  The MDFA Secured Claim shall be deemed to be an allowed secured claim upon entry of this Order.  In full and final satisfaction of the MDFA Secured Claim, any other MDFA prepetition claim, and any and all other claims held by MDFA, including any claims arising under sections 363, 503 and 507 of the Bankruptcy Code, on the Closing Date (i) Beacon is authorized and directed to pay, by wire transfer,(4) $750,000 (the “MDFA Payment”) directly to MDFA; and (ii) the Debtors and their estates release any and all claims or causes of action, including any claims or causes of action under chapter 5 of the Bankruptcy Code, against MDFA.

29.           The U.S. Department of Energy (the “DOE”) has claims against SRS and Beacon arising in connection with the Prepetition Funding Documents and the Cash Collateral Order.(5)

(a)           All of the DOE’s claims against SRS, other than the DOE’s general unsecured, non-priority claims against SRS, shall be fully and finally satisfied by: (i) payment by

(4)           MDFA shall provide the Debtors wire transfer instructions before the Closing Date.

(5)           Defined terms contained in this Paragraph 29 not otherwise defined herein shall have the meaning ascribed thereto in the Cash Collateral Order.

the Purchasers directly to the DOE of the Note portion of the Purchase Price on the Closing Date (the “DOE Note”) on the terms set forth in the term sheet attached as Exhibit F to the Final APA, as amended through the date hereof and including amendments made at the Auction; (ii) payment by SRS to the DOE on the Closing Date of Cash in the amount of: (x) any Cash in the Collateral Accounts as of the Bring-Down Date (which amounts shall be segregated pending the Closing Date), plus (y) any excess in the aggregate amount of Accounts Receivable received over Accounts Payable paid during the Interim Term, less (z) any amounts payable to the Debtors’ Professionals in accordance with the Carve-Out set forth in paragraph 10(c) of the Cash Collateral Order; and (iii) payment by the Debtors to the DOE of the $800,000 Cash proceeds from the Sale of the assets of SRS, less any amounts payable to the Debtors’ Professionals in accordance with the Carve-Out set forth in paragraph 10(c) of the Cash Collateral Order.  For the avoidance of doubt, the Included Assets shall be transferred on the Closing Date to the Purchasers free and clear of the DOE’s Liens and Encumbrances upon payment on the Closing Date of the Purchase Price as set forth in Section 2.4 of the Final APA.

(b)           All of the DOE’s claims against Beacon, other than the DOE’s general unsecured, non-priority claims against Beacon, shall be satisfied by payment from Beacon to DOE on the Closing Date in the amount of the Cash Collateral used through the Closing Date, less any amounts payable to the Debtors’ Professionals in accordance with the Carve-Out set forth in paragraph 10(c) of the Cash Collateral Order.

(c)           All of the DOE’s general unsecured, non-priority claims shall be treated the same as all other general unsecured claims against the respective Debtors in these Chapter 11 Cases, unless otherwise agreed to by the DOE, the Debtors and the official committee of unsecured creditors appointed in these cases.

(d)           For the avoidance of doubt, the United States does not waive any claim against the Debtors or right of set-off or recoupment against SRS and/or Beacon.

(e)           In the event that the Purchasers and Secured Party are unable to resolve any dispute regarding the terms and conditions of the DOE Note and ancillary documents related to the DOE Note, the Court shall resolve such disputes at the Omnibus or at an earlier time upon notice that is reasonable under the circumstances.

Other Provisions

30.           The consideration provided by the Purchasers to the Debtors pursuant to the Final APA for the Included Assets constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act and under the laws of the United States, any state, territory, possession or the District of Columbia.

31.           The transactions contemplated by the Final APA are undertaken by the Purchasers without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale Transactions shall not affect the validity of the Sale Transactions, unless such authorization and such Sale Transactions are duly stayed pending such appeal.  Each Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

32.           The consummation of the Sale and the assumption and assignment of the Assumed Contracts complies with the Court’s Final Order (I) Authorizing Use of Certain Cash Collateral Postpetition and (II) Providing Adequate Protection to Prepetition Secured Party in Connection Therewith [Dkt. 85] and the Supplemental Final Order (I) Authorizing Use of

Certain Cash Collateral Postpetition and (II) Providing Adequate Protection to Prepetition Secured Party in Connection Therewith [Dkt. 192] (collectively, the “Cash Collateral Order”).  As set forth in the Notice of Removal of Provision Contained in the Cash Collateral Order [Dkt. 201], paragraph 12 of the Cash Collateral Order is not effective and is stricken from the Cash Collateral Order.  The Cash Collateral Order remains in full force and effect in all other respects.

33.           Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (i) these chapter 11 cases, (ii) any subsequent chapter 7 case into which any such chapter 11 case may be converted, or (ii) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the Final APA or the terms of this Order.

34.           For cause shown, pursuant to Bankruptcy Rules 6004(h) and 7062(g), this Order shall not be stayed, shall be effective immediately upon entry, and the Debtors and the Purchasers are authorized to close the Sale Transactions immediately upon entry of this Order.

35.           No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale Transactions.

36.           The failure specifically to include any particular provision of the Final APA or related or ancillary document, instrument or agreement, or any exhibit, attachment or addendum to any of the foregoing, in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Final APA be authorized and approved in its entirety; provided, however, that this Order shall govern if there is any inconsistency between the Final APA (including all ancillary documents executed in connection therewith) and this Order.  Likewise, all of the provisions of this Order are nonseverable and mutually dependent.

37.           The Court shall retain exclusive jurisdiction to, among other things, interpret, implement and enforce the terms and provisions of this Order and the Final APA, all amendments thereto and any waivers and consents thereunder and each of the documents, instruments or agreements executed in connection therewith to which the Debtors are a party or which has been assigned by the Debtors to the Purchasers, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale or the Sale Transactions, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Included Assets to the Purchasers; (b) interpret, implement and enforce the provisions of this Order; (c) protect the Purchasers against any Liens, Claims or other interest in or against the Debtors or the Included Assets of any kind or nature whatsoever, attaching to the proceeds of the Sale Transactions; and (d) enter any orders under section 363 and 365 of the Bankruptcy Code with respect to the Assumed Contracts.   This paragraph is without prejudice to the United States’s exercise of its taxing, police and regulatory authority in any appropriate forum.

38.           Any amounts payable by the Debtors under the Final APA or any of the documents delivered by the Debtors in connection with the Final APA, including, but not limited to the Break-Up Fee, shall be paid in the manner provided in the Final APA, without further order of this Court, shall be allowed administrative claims in an amount equal to such payments in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code, shall have the other protections provided in the Bid Procedures Order and the Final APA and shall not be discharged, modified or otherwise affected by any reorganization plan for the Debtors, except by an express agreement with the Purchasers, their successors, or assigns.

39.           All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

40.           Nothing in this Order or the Final APA (a) releases, nullifies, or enjoins the enforcement of any environmental liability to the United States under police and regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after the date of entry of this Order and (b) as relates to environmental matters, authorizes the transfer or assignment to the Purchasers of any license, permit, registration, authorization, or approval of or with respect to the United States without the Purchasers’ complying with all applicable legal requirements under non-bankruptcy law governing such transfers or assignments.

41.           Nothing in this Order modifies the Final APA with respect to the cooperative or grant agreements between the Department of Energy and the Beacon Sellers, including without limitation the Hazle cooperative agreement, the ARPA-e cooperative agreement, and the SBIR grant agreement (collectively, “Financial Assistance Agreements”).  Further, nothing in this Order is determinative of Beacon’s ability to assign the Financial Assistance Agreements to the Purchasers.  If necessary, the Bankruptcy Court shall resolve these issues at the Omnibus Hearing or such appropriate time on notice reasonable under the circumstances, with an opportunity to object.

42.           To the extent that this Order is inconsistent with any prior order or pleading with respect to the Sale Motion in these chapter 11 cases, the terms of this Order shall govern.

Date:	February 1, 2012
Wilmington, Delaware